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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________ )*

                       AMERICAN INSURED MORTGAGE INVESTORS
--------------------------------------------------------------------------------
                                (Name of Issuer)


                DEPOSITORY UNITS OF LIMITED PARTNERSHIP INTEREST
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    026862102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               JANUARY 5, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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CUSIP No. 026862102                   13G                      Page 2 of 4 Pages


________________________________________________________________________________
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Dennis J. O'Leary
________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     United States
________________________________________________________________________________
               5. Sole Voting Power
  NUMBER OF       555,600
   SHARES      _________________________________________________________________
BENEFICIALLY   6. Shared Voting Power
  OWNED BY
    EACH       _________________________________________________________________
  REPORTING    7. Sole Dispositive Power
   PERSON         555,600
    WITH:      _________________________________________________________________
               8. Shared Dispositive Power

________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     555,600
________________________________________________________________________________
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     5.6%
________________________________________________________________________________
12. Type of Reporting Person (See Instructions)
    IN
________________________________________________________________________________



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CUSIP No. 026862102                    13G                     Page 3 of Pages 4


Item 4. Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 555,600

     (b) Percent of class: 5.6%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote 555,600

          (ii) Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 555,600

          (iv) Shared power to dispose or to direct the disposition of 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


-------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent On Behalf of Another Person.


--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.


--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.


--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to ss.240 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     (b) The following certification shall be included if the statement is filed pursuant to ss. 240 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 026862102                   13G                      Page 4 of 4 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                January 14, 2004
                    ----------------------------------------
                                      Date


                                Dennis J. O'Leary
                    ----------------------------------------
                                    Signature



                    ----------------------------------------
                                   Name/Title



NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).